Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, October 31, 2013
7:30 a.m. CDT

TELEVISION COMPANY BELO CORP. (BLC) REPORTS EARNINGS FOR

THIRD QUARTER 2013

DALLAS – Television company Belo Corp. (NYSE: BLC) today reported net earnings per share of $0.18 in the third quarter of 2013 compared to net earnings per share of $0.24 in the third quarter of 2012. The third quarter of 2013 includes costs, net of tax, associated with the Company’s previously announced and pending merger with Gannett Co., Inc. of $2.1 million, or $0.02 per share. Closing of the merger, which was approved by the Company’s shareholders on September 25, 2013, is subject to required regulatory approvals and other closing conditions.

Third Quarter in Review

Operating Results

Total revenue of $166 million in the third quarter of 2013 was $10 million, or 5.7 percent, lower than the third quarter of 2012 as the Company cycled against political revenue, which was $15 million less than the third quarter of 2012, and $13.4 million of non-returning Olympics revenue on the Company’s NBC-affiliated television stations in the third quarter of 2012. Total revenue excluding political in the third quarter of 2013 was 3.1 percent higher than the third quarter of 2012.

Core spot revenue was down 1.3 percent with a decrease in national spot of 3 percent and local spot basically flat. The decline in core spot revenue was primarily due to the non-returning Olympics revenue from the third quarter of 2012. Major advertising categories that were up in the third quarter of 2013 included travel, automotive and furniture, which were up 13 percent, 4 percent and 4 percent, respectively. Major advertising categories that were down in the third quarter of 2013 included retail, restaurants and grocery, which were down 11 percent, 8 percent and 6 percent, respectively.

Political revenue in the third quarter of 2013 totaled $2.6 million, compared to $17.7 million in the third quarter of 2012. Total spot revenue, including political, was down 11.5 percent in the third quarter of 2013 compared to the third quarter of 2012.

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Belo Announces Third Quarter 2013 Earnings

October 31, 2013

Page Two

Other revenue, which is comprised primarily of Internet advertising, retransmission revenue, and barter and trade advertising, was up 21 percent in the third quarter of 2013 compared to the third quarter of 2012, including a 20 percent increase in Internet advertising revenue and a 28 percent increase in retransmission revenue.

Station salaries, wages and employee benefits were up slightly in the third quarter of 2013 compared to the third quarter of 2012. Station programming and other operating costs in the third quarter of 2013 were also up slightly compared to the third quarter of 2012.

The Company’s station-adjusted EBITDA margin for the third quarter of 2013 was 36 percent.

Corporate

Corporate operating costs were $3.4 million higher in the third quarter of 2013 compared to the third quarter of 2012. The increase is primarily due to $3.2 million in pre-tax costs related to the pending merger with Gannett.

Combined station and corporate operating costs were $3.9 million, or 3.5 percent, higher in the third quarter of 2013 than the third quarter of 2012. Excluding pre-tax costs associated with the Company’s pending merger with Gannett of $3.2 million, combined station and corporate operating costs were up less than one percent.

Other Items

Belo’s depreciation expense totaled $7.1 million in the third quarter of 2013, which was down about 5 percent when compared with the third quarter of 2012.

The Company’s interest expense of $14.5 million in the third quarter of 2013 was $3.1 million lower than the third quarter of 2012 due primarily to lower debt levels associated with the early redemption of the Company’s May 2013 notes in November 2012.

Income tax expense decreased $4.4 million in the third quarter of 2013 compared to the third quarter of 2012 due primarily to lower pre-tax earnings.

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Belo Announces Third Quarter 2013 Earnings

October 31, 2013

Page Three

Total debt at September 30, 2013 was $713 million. The Company had nothing drawn on its credit facility and $28 million in cash and temporary cash investments at September 30, 2013. The Company’s total leverage ratio, as defined in the Company’s credit facility, was 2.8 times at September 30, 2013. Belo invested $9.5 million in capital expenditures and made pension contributions totaling $10 million in the third quarter of 2013.

Non-GAAP Financial Measures

A reconciliation of station-adjusted EBITDA to earnings from operations and a reconciliation of net earnings to pro forma net earnings are set forth in an exhibit to this release.

About Belo Corp.

Television company Belo Corp. (NYSE: BLC) owns and operates 20 television stations (nine in the top 25 markets) and their associated websites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Assistant Treasurer, at 214-977-4465.

Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, dividends, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those predicted in any such forward-looking statement. Belo undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Such risks, uncertainties and other factors include, but are not limited to, uncertainties regarding the changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest and discount rates and programming and production costs; changes in viewership patterns and demography, and actions by viewership measurement services; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems and devices to distribute and consume television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes, including changes regarding spectrum; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict; the ability to meet the conditions to closing the transactions with Gannett, including receipt of regulatory approvals and clearances, within the time frame contemplated or at all; the effect of transaction-related costs and expenses; the potentially adverse effect of the transactions on the ability of Belo to retain employees and maintain business relationships; as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

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Belo Corp.

Consolidated Statements of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands, except per share amounts	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Operating Revenues	$166,192	$176,273	$500,037	$509,790
Operating Costs and Expenses
Station salaries, wages and employee benefits	55,084	54,776	167,162	166,912
Station programming and other operating costs	50,695	50,520	147,615	143,911
Corporate operating costs	10,920	7,501	32,477	23,783
Depreciation	7,129	7,528	21,232	22,462

Total operating costs and expenses	123,828	120,325	368,486	357,068
Earnings from operations	42,364	55,948	131,551	152,722
Other Income and (Expense)
Interest expense	(14,538)	(17,683)	(43,715)	(53,059)
Other income, net	989	497	1,718	2,376

Total other income and (expense)	(13,549)	(17,186)	(41,997)	(50,683)
Earnings before income taxes	28,815	38,762	89,554	102,039
Income tax expense	9,720	14,148	31,920	37,300

Net earnings	19,095	24,614	57,634	64,739
Less: Net (loss) attributable to noncontrolling interests	—	(203)	—	(301)

Net earnings attributable to Belo Corp.	$19,095	$24,817	$57,634	$65,040

Net earnings per share—Basic	$0.18	$0.24	$0.55	$0.62

Net earnings per share—Diluted	$0.18	$0.24	$0.55	$0.62

Weighted average shares outstanding
Basic	104,019	103,120	103,804	103,607
Diluted	104,899	103,420	104,566	103,914
Dividends declared per share	$0.16	$0.16	$0.24	$0.24

Belo Corp.

Consolidated Condensed Balance Sheets

	September 30,	December 31,
In thousands	2013	2012
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$28,196	$9,437
Accounts receivable, net	137,166	140,605
Other current assets	15,476	17,757

Total current assets	180,838	167,799
Property, plant and equipment, net	146,314	146,522
Intangible assets, net	725,399	725,399
Goodwill	423,873	423,873
Other assets	36,682	35,999

Total assets	$1,513,106	$1,499,592

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$16,099	$20,348
Accrued expenses	48,920	42,057
Short-term pension obligation	8,200	20,000
Accrued interest payable	14,142	9,123
Income taxes payable	3,607	9,043
Dividends payable	8,390	8,331
Deferred revenue	3,874	2,911

Total current liabilities	103,232	111,813
Long-term debt	712,599	733,025
Deferred income taxes	266,938	257,864
Pension obligation	75,659	86,590
Other liabilities	11,725	10,576
Total shareholders’ equity	342,953	299,724

Total liabilities and shareholders’ equity	$1,513,106	$1,499,592

Belo Corp.

Non-GAAP to GAAP Reconciliations

Station-Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
In thousands (unaudited)	2013	2012	2013	2012
Station-Adjusted EBITDA (1)	$60,413	$70,977	$185,260	$198,967
Corporate operating costs	(10,920)	(7,501)	(32,477)	(23,783)
Depreciation	(7,129)	(7,528)	(21,232)	(22,462)

Earnings from operations	$42,364	$55,948	$131,551	$152,722

Note 1:	Belo’s management uses Station-Adjusted EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station-Adjusted EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charges and corporate operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Pro Forma Net Earnings (2)

	Three months ended September 30, 2013		Three months ended September 30, 2012
In thousands, except per share amounts (unaudited)	Earnings	EPS	Earnings	EPS
Net earnings attributable to Belo Corp.	$19,095	$0.18	$24,817	$0.24
Adjustment for costs associated with Merger Agreement, net of tax	2,130	0.02	—	—

Pro forma net earnings attributable to Belo Corp.	$21,225	$0.20	$24,817	$0.24

	Nine months ended September 30, 2013		Nine months ended September 30, 2012
	Earnings	EPS	Earnings	EPS
Net earnings attributable to Belo Corp.	$57,634	$0.55	$65,040	$0.62
Adjustment for costs associated with Merger Agreement, net of tax	4,870	0.05	—	—

Pro forma net earnings attributable to Belo Corp.	$62,504	$0.60	$65,040	$0.62

Note 2:	There were no pro forma adjustments for the three or nine months ended September 30, 2012.